Trinseo PLC

Riverside One, Sir John Rogerson's Quay

Dublin 2

D02 X576 Ireland

[_______], 2024

[_______]

Re: Retention Bonus Agreement

Dear [_______]:

Thank you for your contributions to Trinseo PLC (the “Company”). Your role is key to our success and we are excited to offer you the retention bonus described below to incentivize your continued employment and support of the Company and its subsidiaries (collectively the “Trinseo Group”) during a period of extreme volatility in the chemicals industry.

Retention Bonus

In consideration for your continued employment in your current role of [_______] with the Company, you will be eligible for an individual, extraordinary (one time) conditional retention bonus of [_______] (the “Retention Bonus”). Your eligibility for the Retention Bonus will be effective as of [_______], 2024 (the “Effective Date”), subject to the terms and conditions set out below.

Terms and Conditions of Retention Bonus

1.Retention Bonus Calculation and Pay-Out Schedule

The Retention Bonus is calculated and shall be paid out as set forth below:

A payment of $[_______] will be paid to you via the member of the Trinseo Group with which you are employed, in two installments as soon as administratively practicable following the payment dates set forth below. This payment will be subject to all withholdings for applicable taxes.

Schedule of Retention Bonus Payments

Payment Date 1 ([_____], 2025):$[_______]

Payment Date 2 ([_____], 2026):$[_______]

2.Conditions For Receiving a Retention Bonus

Your right to receive the Retention Bonus are conditional upon and subject to:

●Your execution and return of this Retention Bonus Agreement;
●Your continued employment by the Trinseo Group or termination by the Trinseo Group, other than for Cause (as defined in your employment agreement with the Company), through the scheduled payment dates;
●Your compliance with the other provisions of this Agreement.

3.Termination (other than for Cause)
(a)Except as provided for below, if your employment with the Company terminates for any reason prior to the payment dates above, the unpaid portion of the Retention Bonus will be automatically and immediately forfeited upon such termination.

(b)If your employment terminates due to death, Permanent Disability, or other than for Cause, in each case, prior to any payment date, the Retention Bonus, to the

Trinseo PLC

Riverside One, Sir John Rogerson's Quay

Dublin 2

D02 X576 Ireland

extent then outstanding, will immediately vest in an amount equal to (A) the total unpaid amount of the Retention Bonus, multiplied by (B) a fraction, the numerator of which is the number of full months occurring between (i) the later of the Effective Date or the most recent payment date and (ii) the date of termination due to death of Permanent Disability, and the denominator of which is the number of months between (x) the later of the Effective Date or the most recent payment date and (y) and the final payment date.

(c)	If, within the twenty-four (24)-month period following the occurrence of a Change in Control (as defined below), (A) your employment is terminated by the Company other than for cause or, (B) if you are a current member of the Company’s executive leadership team and are subject to an effective employment agreement with the Company that provides you with the ability to terminate employment for “good reason” (with such term having the meaning ascribed thereto in the employment agreement, if any, between you and the Company for so long as such agreement is in effect), upon such termination and in lieu of the treatment provided for in Section 4(b)ii above, the unpaid portion of the Retention Bous, to the extent then outstanding, will immediately vest in full.

For purposes of this Agreement, “Change in Control” means the first to occur of any of the following events:

i)	an event in which any “person,” as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the “1934 Act”) (other than (A) the Company, (B) any subsidiary of the Company, (C) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, and (D) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the 1934 Act), together with all affiliates and associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities;

ii)	the consummation of the merger or consolidation of the Company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no “person” “beneficially owns” (with the determination of such “beneficial ownership” on the same basis as set forth in clause (1) of this definition) securities of the Company or the surviving entity of such merger

Trinseo PLC

Riverside One, Sir John Rogerson's Quay

Dublin 2

D02 X576 Ireland

or consolidation representing 50% or more of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation; or

iii)	the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A would become payable under this Agreement by reason of a Change in Control, it shall become payable only if the event or circumstances constituting the Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A and the Treasury Regulations thereunder.

4.	Governing Law

This Agreement is deemed accepted and entered into in The Republic of Ireland and shall be governed and interpreted according to the laws thereof without regard to its choice of law principles.

If you accept and agree to the terms and conditions of the Retention Bonus Agreement, please sign below in the space provided and return a duplicate of this signed Agreement to the Company within seven (7) days of the date of this letter. If you have any further questions, please do not hesitate to contact the Company’s Chief Human Resources Officer.

We once again would like to thank you for your continued hard work and wish you every success for your future employment at Trinseo.

Trinseo PLC

Riverside One, Sir John Rogerson's Quay

Dublin 2

D02 X576 Ireland

Yours sincerely,

Frank Bozich	Paula Cooney
President and Chief Executive Officer	Senior Vice President and Chief Human Resources Officer

Trinseo PLC

Riverside One, Sir John Rogerson's Quay

Dublin 2

D02 X576 Ireland

I confirm that I have read and that I understand the terms and conditions attached to the Retention Bonus (as defined above). I further confirm that I understand that acceptance of and agreement to said terms and conditions are part of being eligible for the Retention Bonus.

Signature

Name (Printed)	Date